 Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-108223, 333-85150, 333-62869 and 033-63026 on Forms S-8 of Morgan Stanley Domestic Holdings, Inc. of our report dated June 27, 2014 appearing in this Annual Report on Form 11-K of the Morgan Stanley 401(k) Plan for the year ended December 31, 2013.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

New York, New York
June 27, 2014